SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2003

FREEPORT-McMoRan COPPER & GOLD INC.

           Delaware

  1-9916

          74-2480931

       (State or other

(Commission

        (IRS Employer

        jurisdiction of

  File Number)

         Identification

        incorporation or

         Number)

        organization)

1615 Poydras Street

New Orleans, Louisiana  70112

Registrant's telephone number, including area code:  (504) 582-4000

Item 5.  Other Events and Regulation FD Disclosure.

Recent Note Offerings.  Freeport-McMoRan Copper & Gold Inc. recently completed two note offerings (the Offerings).

On February 11, 2003, we completed a private placement of $575 million of 7% Convertible Senior Notes due 2011.  Interest on the notes is payable semiannually on March 1 and September 1 of each year, beginning September 1, 2003.  The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $30.87 per share, which is equal to a conversion rate of approximately 32.39 shares of common stock per $1,000 principal amount of notes.  Filed as exhibit 4.1 is the Indenture dated February 11, 2003 with respect to the 7% Convertible Senior Notes due 2011.

On January 29, 2003, we completed a private placement of $500 million of 10⅛% Senior Notes due 2010.  Interest on the notes is payable semiannually on February 1 and August 1 of each year, beginning August 1, 2003.  We may redeem some or all of the notes at our option at a make-whole redemption price prior to February 1, 2007, and afterwards at stated redemption prices.  The indenture governing the notes contains restrictions on us and certain subsidiaries, including limitations on incurring debt, incurring liens, entering into sale leaseback transactions, making distributions from certain subsidiaries, selling assets, entering into transactions with affiliates, paying cash dividends on common stock, repurchasing or redeeming common or preferred equity, prepaying subordinated debt and making investments.  The Indenture dated January 29, 2003 with respect to the 10⅛% Senior Notes due 2010 was filed as exhibit 4.1 to our Form 8-K dated February 6, 2003.

Use of Proceeds from the Offerings.  We received aggregate net proceeds of approximately $1.045 billion in the Offerings, after deducting the initial purchasers’ discounts and our estimated expenses.  We used the net proceeds from the Offerings to repay all of our outstanding bank debt, which totaled $279.0 million at December 31, 2002.  We intend to terminate our existing bank credit facilities, which were scheduled to expire in 2005, and replace them with a new credit facility with less restrictive covenants.

We expect to use our available cash to redeem in August 2003 our series I gold-denominated preferred stock ($205.7 million redemption value based on December 31, 2002 gold prices) and a scheduled portion of our silver-denominated preferred stock ($11.1 million redemption value based on December 31, 2002 silver prices), and to repay our 7.20% senior notes due 2026 ($250.0 million) but which the note holders may, and are expected to, elect early repayment in November 2003.  See “Pro Forma Debt and Redeemable Preferred Stock Maturities” below.  The Offerings strengthened our financial position and flexibility by allowing us to effectively extend our debt and redeemable preferred stock maturities scheduled for 2003 and 2005 and allowing us to eliminate the restrictive covenants in our bank credit facilities.  After considering the repayment of approximately $746 million of debt and redeemable preferred stock maturities, we expect to have approximately $300 million of cash available for working capital requirements and for general corporate purposes.

In addition to increasing our total indebtedness, the sale of the notes in the Offerings will also increase the weighted average interest rate on our outstanding debt; as a result, our interest expense will increase.  For the year ended December 31, 2002, our interest expense was $171.2 million and our ratio of earnings to fixed charges was 3.4:1.  On a pro forma basis our interest expense for the year ended December 31, 2002 would have been $233.3 million and our ratio of earnings to fixed charges would have been 2.5:1.  We will receive only a minimal tax benefit for the additional interest expense at our parent company.  Although we may loan a portion of the proceeds to PT Freeport Indonesia to meet its financial objectives, the amount of such intercompany loans will depend on several factors, such as maturities on current intercompany obligations, the potential to reduce PT Freeport Indonesia’s other outstanding indebtedness and infrastructure obligations, PT Freeport Indonesia’s dividend policy and its other financial requirements.

We are currently reviewing our options for repaying other outstanding debt, which could result in the recognition of losses and gains in future periods.  Depending on the timing and structure of a new credit facility and repayments of other outstanding debt, certain of our deferred financing costs in addition to scheduled amortization may be charged to 2003 earnings.

Pro Forma Debt and Redeemable Preferred Stock Maturities.  The following table reflects the pro forma application of a portion of the $1.045 billion of net proceeds from the Offerings toward the repayment of all outstanding balances under our bank credit facilities and the expected application of a portion of the net proceeds to repay our 7.20% senior notes and 2003 redeemable preferred stock maturities (in millions).  This table is based on outstanding loan balances as of December 31, 2002, and preferred stock redemption amounts based on the December 31, 2002, London A.M. gold fixing price for one ounce of gold ($342.75), and the London silver fixing price for one ounce of silver ($4.67) in the London bullion market:

Before the Offerings	2003	2004	2005	2006	2007	Thereafter
7.20% senior notes due 2026 [a,b]	$250.0	$-	$-	$-	$-	$-
Infrastructure financings and equipment loans	50.7	58.8	57.4	61.1	38.4	179.3
Atlantic Copper facilities	26.4	65.2	24.2	24.1	90.0	30.0
Bank credit facilities	-	-	279.0	-	-	-
7.50% senior notes due 2006 [c]	-	-	-	200.0	-	-
8¼% convertible senior notes due 2006 [d]	-	-	-	603.8	-	-
Total debt maturities	327.1	124.0	360.6	889.0	128.4	209.3
Redeemable preferred stock b, [e]	216.8	11.1	11.1	158.7	-	-
Total maturities before Offerings	$543.9	$135.1	$371.7	$1,047.7	$128.4	$209.3

Pro Forma After the Offerings
10⅛% senior notes due 2010	-	-	-	-	-	500.0
7% convertible senior notes due 2011	-	-	-	-	-	575.0
Application of net proceeds:
To repay of 7.20% senior notes [b]	(250.0)
To redeem preferred stock [b]	(216.8)	-	-	-	-	-
To repay bank credit facilities	-	-	(279.0)	-	-	-
Pro forma total maturities after Offerings	$77.1	$135.1	$92.7	$1,047.7	$128.4	$1,284.3

__________

a.

Although due in 2026, the holders of our 7.20% senior notes are expected to elect early repayment in November 2003.

b.

We expect to use available cash to repay our 7.20% senior notes in November 2003 and to redeem our series I gold-denominated preferred stock and a scheduled portion of our silver-denominated preferred stock in August 2003.

c.

Due November 15, 2006.

d.

Due January 31, 2006.

e.

Represents $11.1 million each August from 2003 through 2006 for our silver-denominated preferred stock, $205.7 million in August 2003 for our series I gold-denominated preferred stock, and $147.6 million in February 2006 for our series II gold-denominated preferred stock.

______________________________

Capitalization.  The following table sets forth our capitalization as of December 31, 2002:

•

on an actual basis; and

•

as adjusted to give effect to the application of the net proceeds from the Offerings to repay all borrowings under our bank credit facilities.

You should read this table in conjunction with the above section entitled “Pro Forma Debt and Redeemable Preferred Stock Maturities.”  In the following table, “FCX” refers only to Freeport-McMoRan Copper & Gold Inc.

	December 31, 2002
	Actual	As Adjusted
	(In Thousands)
Cash, cash equivalents and restricted investments and cash(1)	$ 115,782	$ 881,782
Long-term debt, including current portion and short-term borrowings: FCX Credit facilities(2)	$ 279,000	$ -
7.50% senior notes due 2006(3)	200,000	200,000
7.20% senior notes due 2026(4)	250,000	250,000
8¼ convertible senior notes due 2006	603,750	603,750
Equipment and other notes payable	19,250	19,250
10 1/8% senior notes due 2010	-	500,000
7% convertible senior notes due 2011	-	575,000
PT Freeport Indonesia Credit facilities(2)	-	-
Infrastructure asset financings	356,415	356,415
Equipment and other notes payable	69,922	69,922
Atlantic Copper Bank term loan	103,000	103,000
Bank working capital revolver	64,919	64,919
Other notes payable	92,134	92,134
Total long-term debt, including current portion andshort-term borrowings	2,038,390	2,834,390
FCX redeemable preferred stock: Gold-denominated preferred stock, series I(4)	232,620	232,620
Gold-denominated preferred stock, series II	167,379	167,379
Silver-denominated preferred stock (4)	50,004	50,004
Total redeemable preferred stock	450,003	450,003
Stockholders' equity:
Step-up convertible preferred stock	349,990	349,990
Class B common stock, 220,082,757 shares issued (144,909,983 shares outstanding)(5)	22,008	22,008
Capital in excess of par value of common stock	687,828	687,828
Retained earnings	534,447	534,447
Accumulated other comprehensive income	10,963	10,963
Common stock held in treasury — 75,172,774 shares, at cost	(1,338,410)	(1,338,410)
Total stockholders' equity	266,826	266,826
Total capitalization	$2,755,219	$ 3,551,219

__________

(1)  Includes $96.9 million of U.S. government securities and accrued interest pledged as security for our outstanding 8¼% convertible senior notes, which will be used to pay scheduled interest payments through July 31, 2004.  Also includes $11.0 million held in escrow as security on certain Atlantic Copper debt.

(2)  As of December 31, 2002, we had an outstanding balance of $130.0 million under our revolving credit facilities and $149.0 million under our term loan, and PT Freeport Indonesia did not have any outstanding borrowings.

(3)  Due November 15, 2006, after the maturity of our 8¼% convertible senior notes.

(4)  We expect to use available cash to redeem our series I gold-denominated preferred stock and a scheduled portion of our silver-denominated preferred stock in August 2003 and to repay our 7.20% senior notes in November 2003.  Although due in 2026, the holders of our 7.20% senior notes are expected to elect early repayment in November 2003.

(5)  In addition to the number of shares shown, (a) approximately 11.7 million shares are authorized for issuance upon conversion of our step-up convertible preferred stock, (b) approximately 42.2 million shares are authorized for issuance upon conversion of our 8¼% convertible senior notes, (c) approximately 15.4 million shares are authorized for issuance upon the exercise of employee stock options, (d) approximately 18.6 million shares are authorized for issuance upon conversion of our 7% convertible senior notes, and (e) approximately 0.3 million shares are authorized for issuance upon the vesting of employee restricted stock units.

______________________________

New Dividend Policy.  On February 6, 2003, we announced that our board of directors has authorized a cash dividend policy for our common stock.  The policy provides for an annual dividend of $0.36 per share to be payable quarterly ($0.09 per quarter).  We expect the initial quarterly dividend to be paid on May 1, 2003.

The declaration and payment of dividends is at the discretion of our board of directors and will depend on our financial results, cash requirements, future prospects and other factors deemed relevant by the board.  In addition, payment of dividends on our common stock is subject to limitations under our 10 1/8% senior notes.  Pursuant to the limitations in our 10 1/8% senior notes, the amount currently available to us for the payment of dividends on common stock is approximately $90 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.

By: \s\ C. Donald Whitmire, Jr.

     ----------------------------------------

           C. Donald Whitmire, Jr.

      Vice President and Controller -

         Financial Reporting

         (authorized signatory and

        Principal Accounting Officer)

Date:  February 24, 2003

E-#

Freeport-McMoRan Copper & Gold Inc.

Exhibit Index

Exhibit

Number

4.1

Indenture dated as of February 11, 2003 from Freeport-McMoRan Copper & Gold Inc.  to The Bank of New York, as trustee, with respect to the 7% convertible senior notes due 2011.